Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES CONTINUATION OF ITS SHARE REPURCHASE PROGRAM

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Monday, November 23, 2015

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today that its Board of Directors (the “Board”) unanimously approved the buyback of the Company’s common stock under its current stock repurchase program. Purchases will be made from time to time in the open market at management’s discretion. As of November 19, 2015, the date of approval, approximately 1.2 million shares may be repurchased by the Company under the current program. The stock repurchase program does not have an expiration date and the timing and amount of shares repurchased will be determined by a number of factors including the levels of cash generation from operations, cash requirements for investments, market volume restrictions and current share price. The stock repurchase program may continue to be modified or discontinued at any time.

Paul Genova, CEO of Wireless Telecom Group, Inc. stated, “Our Board’s authorization to repurchase the Company’s common stock demonstrates confidence in the Company’s ability to generate positive future cash flows and improve profitability. We believe that executing the buyback at this point in time is a prudent use of available capital and that this leveraging of our strong balance sheet will benefit all shareholders.”

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Specifically, no assurances can be made with respect to the number of shares that may be repurchased by the Company under its share repurchase program. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company’s reports filed with the Securities and Exchange Commission.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise generators. The Company serves both commercial and government markets including, WiFi, WiMAX, satellite, cable, radar, avionics and medical technologies and industries. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.